Exhibit 99

FOR IMMEDIATE RELEASE

3M Second-Quarter Sales Increase 18 Percent; Per-Share Earnings Rise 38 Percent

— Company Again Raises 2010 Sales and Earnings Expectations —

ST. PAUL, Minn. — July 22, 2010 - 3M (NYSE: MMM) today reported record second-quarter earnings of $1.54 per share on sales of $6.7 billion. Sales and per-share earnings increased 17.7 percent and 37.5 percent, respectively, versus the second quarter of 2009. Excluding special items (b-c) recorded in the second quarter of 2009, earnings per share rose 28.3 percent.

Sales improved in all businesses and geographic regions, with particular strength in Electro and Communications at 32 percent, Display and Graphics at 30 percent and Industrial and Transportation at 23 percent. On a geographic basis, sales growth was strongest in emerging economies, where sales expanded by 38 percent versus the second quarter of 2009. Total-company sales rose 18 percent year-on-year and 6 percent sequentially, and have now returned to second quarter 2008 levels.

3M generated record second-quarter operating income of $1.596 billion and operating margins were 23.7 percent. All six of the company’s business segments posted operating margins of 22 percent or higher.

“Our growth strategy continues to gain momentum as we again delivered strong top-line growth and outstanding leverage to the bottom line,” said George W. Buckley, 3M chairman, president and chief executive officer. “I thank the 3M team around the world for continuing to deliver during these uncertain times.”

Buckley added that the second-quarter results reaffirm the company’s long-term strategy of accelerating investment in higher growth opportunities.

“Our new product vitality index is the highest in recent memory and we are taking share in many of our businesses,” he said. “3M’s improved engine of organic growth, combined with our commitment to operational excellence positions us well to deliver sustainable increases in sales, earnings and free cash flow.”

For the third consecutive quarter, 3M increased its full-year 2010 performance expectations. The company now expects organic sales volumes to grow 13 to 15 percent versus a prior expected range of 10 to 12 percent. Operating income margins, previously anticipated to exceed 22 percent, are now expected to exceed 22.5 percent for the year. Finally, the company expects that per-share earnings will be in the range of $5.65 to $5.80, excluding the Medicare Part D-related charge recorded in the first quarter of this year, versus a prior expected range of $5.40 to $5.60.

Key Financial Highlights

Second-quarter worldwide sales totaled $6.7 billion, up 17.7 percent compared to the second quarter of 2009. Local-currency sales including acquisitions increased 17.9 percent. Divestitures and foreign exchange impacts each reduced sales by 0.1 percent.

Sales growth was broad-based, with year-on-year increases of 32 percent in Electro and Communications, 30 percent in Display and Graphics, 23 percent in Industrial and Transportation, 10 percent in both Consumer and Office and in Safety, Security and Protection Services and 5 percent in Health Care. On a geographic basis, sales rose 42 percent in Asia Pacific, 21 percent in Latin America and Canada and 9 percent in the United States. Sales rose over 4 percent in Europe in the quarter, as organic volume growth of nearly 11 percent was partially offset by 6-plus points of negative currency impact, primarily due to the weaker Euro.

Second-quarter net income was $1.121 billion, or $1.54 per share, versus $783 million, or $1.12 per share, in the second quarter of 2009. Total-company operating income was $1.596 billion, a record for any second quarter in 3M’s history, and margins were 23.7 percent. All six of 3M’s business segments posted operating margins of 22 percent or higher.

Business Segment Highlights

(All figures are on GAAP basis and include the impact of special items (a-c))

Industrial and Transportation

•                  Sales of $2.2 billion, up 23.2 percent in local currency.

•                  Broad-based double-digit local-currency growth across much of the portfolio; renewable energy up 71 percent, automotive OEM up 45 percent, abrasives up 28 percent and industrial adhesives and tapes up 22 percent.

•                  All businesses delivered year-on-year profit growth.

•                  Double-digit sales and profit growth across all major geographic regions, led by Asia Pacific.

•                  Operating income up 66 percent to $476 million with operating margin of 22 percent.

Health Care

•                  Sales of $1.1 billion, up 5.7 percent in local currency.

•                  Double-digit local-currency sales growth in drug delivery systems.

•                  Solid local-currency growth in skin and wound care, health information systems and oral care businesses; sales in infection prevention business up slightly in local currency.

•                  Positive local-currency growth across all major geographic regions led by Latin America and Canada.

•                  Operating income of $344 million, up 5 percent; operating margin of 30.9 percent.

Display and Graphics

•                  Sales of $1.0 billion, up 29.2 percent in local currency.

•                  Optical systems sales up 64 percent in local currency; new 3M film solutions for LED-back-lit televisions continue to boost sales.

•                  Commercial graphics and mobile interactive solutions posted double-digit local-currency sales increases; sales down slightly in traffic safety systems business.

•                  Strong double-digit sales growth in both Asia Pacific and Latin America.

•                  Operating profits up 69 percent to $308 million, and margins were 29.5 percent.

Consumer and Office

•                  Sales of $1.0 billion, up 9.7 percent in local currency, including 4.5 percent from acquisitions, primarily ACE™ and A-One.

•                  Accelerated investments in advertising and promotion drove strong, broad-based sales growth.

•                  Double-digit sales increases in consumer health care, do-it-yourself, office supplies and home care businesses.

•                  Positive local-currency sales growth in all geographic regions, with double-digit increases in Asia Pacific and Latin America.

•                  Operating income of $211 million, up 7 percent year-on-year.

Safety, Security and Protection Services

•                  Sales of $842 million, up 10.3 percent in local currency.

•                  Double-digit sales increases in security systems, roofing granules and building and commercial services; high single-digit growth in the personal protective equipment business.

•                  Broad-based geographic growth with double-digit sales gains in Canada, Asia Pacific, Latin America and the United States.

•                  Operating margin of 23.4 percent, with profits up 9 percent year-on-year.

Electro and Communications

•                  Sales of $726 million, up 31.6 percent in local currency.

•                  Consumer electronics continues to drive growth; 3M businesses that serve this market posted sales increases of 50 percent-plus year-on-year and 10 percent sequentially.

•                  Double-digit sales increase in electrical markets; telecom infrastructure business declined slightly year-on-year but rose 9 percent sequentially.

•                  Profits increased 148 percent as all businesses delivered year-on-year improvement; operating margins of 22.8 percent, up 10.7 percentage points.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $23 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 65 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$6,731	$5,719	$13,079	$10,808
Operating expenses
Cost of sales	3,435	2,977	6,673	5,749
Selling, general and administrative expenses	1,350	1,242	2,673	2,433
Research, development and related expenses	350	309	692	632
Total operating expenses	5,135	4,528	10,038	8,814
Operating income	1,596	1,191	3,041	1,994
Interest expense and income
Interest expense	52	55	100	110
Interest income	(10)	(7)	(16)	(18)
Total interest expense (income)	42	48	84	92
Income before income taxes	1,554	1,143	2,957	1,902
Provision for income taxes	414	351	862	580
Net income including noncontrolling interest	$1,140	$792	$2,095	$1,322
Less: Net income attributable to noncontrolling interest	19	9	44	21
Net income attributable to 3M	$1,121	$783	$2,051	$1,301
Weighted average 3M common shares outstanding — basic	714.5	696.8	713.1	695.2
Earnings per share attributable to 3M common shareholders — basic	$1.57	$1.12	$2.88	$1.87

Weighted average 3M common shares outstanding — diluted	725.7	700.3	724.6	698.1
Earnings per share attributable to 3M common shareholders — diluted	$1.54	$1.12	$2.83	$1.86
Cash dividends paid per 3M common share	$0.525	$0.51	$1.05	$1.02

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and six-months ended June 30, 2010.

	Three-months ended			Six-months ended
	June 30, 2010			June 30, 2010
			Diluted			Diluted
	Operating	Net	earnings	Operating	Net	earnings
	income	income	per share	income	income	per share
Reported GAAP measure	$1,596	$1,121	$1.54	$3,041	$2,051	$2.83

Special items:
Medicare tax change (a)	—	—	—	—	84	0.12
Adjusted Non-GAAP measure	$1,596	$1,121	$1.54	$3,041	$2,135	$2.95

(a)         The first six-months of 2010 includes a one-time, non-cash income tax charge of $84 million, or 12 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”).  The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and six-months ended June 30, 2009.

	Three-months ended			Six-months ended
	June 30, 2009			June 30, 2009
			Diluted			Diluted
	Operating	Net	earnings	Operating	Net	earnings
	income	income	per share	income	income	per share
Reported GAAP measure	$1,191	$783	$1.12	$1,994	$1,301	$1.86

Special items:
Restructuring actions (b)	116	69	0.09	183	114	0.16
Gain on sale of real estate (c)	(15)	(9)	(0.01)	(15)	(9)	(0.01)
Adjusted Non-GAAP measure	$1,292	$843	$1.20	$2,162	$1,406	$2.01

(b)         During the first and second quarters of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge for the three-months and six-months ended June 30, 2009 of $116 million and $183 million, respectively. This charge related to employee-related liabilities for severance/benefits and other of approximately $103 million and fixed asset impairments of approximately $13 million for the three-months ended June 30, 2009. Employee-related liabilities for severance/benefits and other of approximately $164 million and fixed asset impairments of approximately $19 million were recorded for the six-months ended June 30, 2009. All business segments were impacted by these actions. These charges were recorded in cost of sales; selling, general and administrative expenses; and research, development and related expenses, with these expenses totaling $68 million, $44 million and $4 million, respectively, for the three-months ended June 30, 2009, and totaling $85 million, $91 million and $7 million, respectively, for the six-months ended June 30, 2009.

(c)          In June 2009, 3M completed the sale of a New Jersey roofing granule facility and recorded a pre-tax gain of $15 million. This gain was recorded in cost of sales within the Safety, Security and Protection Services business segment.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and six-months ended June 30, 2009.  There were no special items that impacted operating income for the three-months ended and six-months ended June 30, 2010.  As discussed in more detail later in the section entitled “Business Segments,” 3M made certain product moves between its business segments in the first quarter of 2010. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended			Six-months ended
	June 30, 2009			June 30, 2009
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$287	$45	$332	$462	$68	$530
Health Care	329	15	344	636	19	655
Consumer and Office	197	11	208	362	13	375
Display and Graphics	183	18	201	243	24	267
Safety, Security and Protection Services	181	(3)	178	305	1	306
Electro and Communications	67	7	74	88	10	98
Corporate and Unallocated	(32)	8	(24)	(65)	33	(32)
Elimination of Dual Credit	(21)	—	(21)	(37)	—	(37)

Total Operating Income	$1,191	$101	$1,292	$1,994	$168	$2,162

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Jun. 30,	Dec. 31,	Jun. 30,
	2010	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$3,022	$3,040	$2,596
Marketable securities — current	1,909	744	378
Accounts receivable — net	3,745	3,250	3,456
Inventories	2,980	2,639	2,601
Other current assets	1,235	1,122	867
Total current assets	12,891	10,795	9,898
Marketable securities — non-current	606	825	307
Investments	111	103	106
Property, plant and equipment — net	6,715	7,000	6,899
Prepaid pension benefits	99	78	39
Goodwill, intangible assets and other assets	8,074	8,449	8,846
Total assets	$28,496	$27,250	$26,095

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$728	$613	$908
Accounts payable	1,756	1,453	1,243
Accrued payroll	616	680	615
Accrued income taxes	386	252	501
Other current liabilities	1,951	1,899	2,051
Total current liabilities	5,437	4,897	5,318
Long-term debt	4,949	5,097	5,172
Pension and postretirement benefits	2,137	2,227	2,763
Other liabilities	1,710	1,727	1,621
Total liabilities	$14,233	$13,948	$14,874

Total equity	$14,263	$13,302	$11,221
Shares outstanding
June 30, 2010: 713,134,328 shares
December 31, 2009: 710,599,119 shares
June 30, 2009: 698,320,662 shares
Total liabilities and equity	$28,496	$27,250	$26,095

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30,
	2010	2009
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,220	$2,161

Cash flows from investing activities:
Purchases of property, plant and equipment	(337)	(454)
Acquisitions, net of cash acquired	(30)	(12)
Purchases and proceeds from sale or maturities of marketable securities and investments - net	(1,012)	40
Other investing activities	(59)	51

NET CASH USED IN INVESTING ACTIVITIES	(1,438)	(375)

Cash flows from financing activities:
Change in debt	(68)	(640)
Purchases of treasury stock	(393)	(6)
Reissuances of treasury stock	386	225
Dividends paid to shareholders	(749)	(709)
Other financing activities	126	3

NET CASH USED IN FINANCING ACTIVITIES	(698)	(1,127)

Effect of exchange rate changes on cash and cash equivalents	(102)	88

Net increase (decrease) in cash and cash equivalents	(18)	747
Cash and cash equivalents at beginning of year	3,040	1,849

Cash and cash equivalents at end of period	$3,022	$2,596

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30,
	2010	2009
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$2,220	$2,161
Purchases of property, plant and equipment	(337)	(454)

Free Cash Flow (d)	$1,883	$1,707

(d)         Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	June 30,
	2010	2009
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (e)	5.4	4.8

(e)          The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended June 30, 2010
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume — organic	8.6%	38.3%	10.9%	17.4%	17.8%
Price	—	(2.2)	—	(0.3)	(0.6)
Organic local-currency sales	8.6	36.1	10.9	17.1	17.2
Acquisitions	0.8	1.1	—	0.8	0.7
Local-currency sales	9.4	37.2	10.9	17.9	17.9
Divestitures	—	—	(0.4)	—	(0.1)
Translation	—	4.6	(6.3)	3.3	(0.1)
Total sales change	9.4%	41.8%	4.2%	21.2%	17.7%

Worldwide
Sales Change Analysis
By Business Segment

	Three-Months Ended June 30, 2010
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change

Industrial and Transportation	23.2%	—%	23.2%	—%	0.1%	23.3%
Health Care	5.7%	—%	5.7%	(0.2)%	(1.0)%	4.5%
Consumer and Office	5.2%	4.5%	9.7%	—%	0.4%	10.1%
Display and Graphics	29.2%	—%	29.2%	—%	0.3%	29.5%
Safety, Security and Protection Services	10.3%	—%	10.3%	—%	(0.8)%	9.5%
Electro and Communications	31.6%	—%	31.6%	(0.9)%	1.1%	31.8%

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Six-Months Ended June 30, 2010
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume — organic	9.7%	42.3%	10.0%	14.5%	18.4%
Price	—	(1.6)	—	1.4	(0.2)
Organic local-currency sales	9.7	40.7	10.0	15.9	18.2
Acquisitions	0.8	0.6	—	0.9	0.6
Local-currency sales	10.5	41.3	10.0	16.8	18.8
Divestitures	—	—	(0.4)	—	(0.1)
Translation	—	6.2	0.2	6.6	2.3
Total sales change	10.5%	47.5%	9.8%	23.4%	21.0%

Worldwide
Sales Change Analysis
By Business Segment

	Six-Months Ended June 30, 2010
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change

Industrial and Transportation	23.5%	—%	23.5%	—%	2.7%	26.2%
Health Care	6.6%	—%	6.6%	(0.2)%	1.7%	8.1%
Consumer and Office	6.6%	3.6%	10.2%	—%	2.1%	12.3%
Display and Graphics	33.2%	—%	33.2%	—%	1.9%	35.1%
Safety, Security and Protection Services	12.4%	—%	12.4%	—%	2.2%	14.6%
Electro and Communications	32.9%	—%	32.9%	(1.0)%	3.1%	35.0%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2010, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes impacting business segments related to product moves for the Health Care segment, Consumer and Office segment, Display and Graphics segment, or Electro and Communications segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain acoustic systems products in the Occupational Health and Environmental Safety Division (part of the Safety, Security and Protection Services business segment) were transferred to the Automotive Division within the Industrial and Transportation business segment. In addition, thermal acoustics systems products which were included in the Occupational Health and Environmental Safety Division as a result of 3M’s April 2008 acquisition of Aearo Holding Corp. were transferred to the Aerospace and Aircraft Maintenance Department within the Industrial and Transportation business segment. These product moves established an acoustic center of excellence within the Industrial and Transportation business segment. The preceding product moves resulted in an increase in net sales for total year 2009 of $116 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

BUSINESS SEGMENT INFORMATION

NET SALES

(Millions)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2010	2009	2010	2009
Industrial and Transportation	$2,160	$1,751	$4,233	$3,354
Health Care	1,113	1,065	2,230	2,062
Consumer and Office	954	866	1,866	1,661
Display and Graphics	1,047	808	1,916	1,419
Safety, Security and Protection Services	842	769	1,651	1,441
Electro and Communications	726	551	1,391	1,031
Corporate and Unallocated	2	4	7	8
Elimination of Dual Credit	(113)	(95)	(215)	(168)

Total Company	$6,731	$5,719	$13,079	$10,808

BUSINESS SEGMENT INFORMATION

OPERATING INCOME

(Millions)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2010	2009	2010	2009
Industrial and Transportation	$476	$287	$930	$462
Health Care	344	329	691	636
Consumer and Office	211	197	430	362
Display and Graphics	308	183	520	243
Safety, Security and Protection Services	197	181	378	305
Electro and Communications	165	67	302	88
Corporate and Unallocated	(80)	(32)	(163)	(65)
Elimination of Dual Credit	(25)	(21)	(47)	(37)

Total Company	$1,596	$1,191	$3,041	$1,994

For the three-months and six-months ended June 30, 2009, refer to the preceding notes (b-c) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000